Exhibit 23.2

Consent of Independent Auditor

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Twin Disc, Incorporated of our report dated August 29, 2018, relating to the financial statements of Veth Propulsion Holding B.V. and its subsidiaries for the year ended December 31, 2017, appearing in the current report on Form 8-K/A of Twin Disc, Incorporated filed August 29, 2018.

/s/ RSM US LLP

Milwaukee, Wisconsin

November 7, 2018